EXHIBIT 10.1


                                  April 1, 2002


Nestle Purina PetCare Company       Tower Holding Company, Inc.
Checkerboard Square                 c/o Nestle Purina PetCare Company
St. Louis, MO  63164                Checkerboard Square
                                    St. Louis, MO  63164

Dear Sirs:

      This letter (the "Letter Agreement") sets forth certain agreements by and among Interstate Bakeries Corporation, a Delaware corporation ("IBC"), Nestle Purina PetCare Company, a Missouri corporation ("Nestle Purina"), and Tower Holding Company, Inc., a Delaware corporation ("Tower Holding") wholly owned by Nestle Purina. Nestle Purina and Tower Holding are collectively referred to as "Nestle" in this Agreement.

      Tower Holding hereby agrees to sell, assign, transfer and convey to IBC, and IBC agrees to purchase (the "Purchase"), record title to and beneficial ownership of Seven Million Three Hundred Forty-Eight Thousand One Hundred Fifty-Four (7,348,154) shares of the Common Stock, $.01 par value, of IBC (the "Purchased Shares"), free and clear of any security interests, liens or encumbrances of any kind, for a price of Twenty-One and 50/100 Dollars ($21.50) per Purchased Share, for a total purchase price of One Hundred Fifty-Seven Million Nine Hundred Eighty-Five Thousand Three Hundred Eleven and 00/100 Dollars ($157,985,311) (the "Purchase Price"). The closing of the Purchase shall take place at 10:00 a.m., New York time, on April 30, 2002, or at such earlier date and time as agreed by the parties (the "Closing Date").

      The payment of the Purchase Price by IBC shall be made on the Closing Date by wire transfer of immediately available funds, in accordance with wire transfer instructions provided by Nestle to IBC, against receipt of certificates representing the Shares, together with stock powers sufficient to accomplish such transfer to IBC.

      Each of Nestle Purina and Tower Holding represents and warrants to IBC that Tower Holding owns beneficially and of record the Purchased Shares, and that the Purchased Shares are free and clear of any and all liens, encumbrances, charges or claims except to the extent provided in the Shareholder Agreement. Each of Nestle Purina and Tower Holding represents and warrants to IBC that each of them has full corporate power and authority to enter into and consummate the transactions contemplated by this Letter Agreement, that this Letter Agreement has been duly executed and delivered by, and constitutes the valid and binding agreement of, each of Nestle Purina and Tower Holding, and that this Letter Agreement is enforceable in accordance with its terms, except as such enforcement may be limited by laws affecting or relating to creditors' rights generally, and general principles of equity. Each of Nestle Purina and Tower Holding further represents and warrants to IBC that the execution and delivery of this Letter Agreement does not violate, conflict with or result in a breach of any provision of, or constitute default under the organizational documents of either of them, nor any agreement or law applicable to either of them. No consents, approvals or filings, other than such as have heretofore been obtained or made, are required to authorize the sale of the Purchased Shares as herein contemplated.

      IBC represents and warrants to Nestle that it has full corporate power and authority to enter into and consummate the transactions contemplated by this Letter Agreement, that this Letter Agreement has been duly executed and delivered by, and constitutes the valid and binding agreement of IBC, and that this Letter Agreement is enforceable in accordance with its terms, except as such enforcement may be limited by laws affecting or relating to creditors' rights generally, and general principles of equity. IBC further represents and warrants to Nestle that the execution and delivery of this Letter Agreement does not violate, conflict with or result in a breach of any provision of, or constitute default under its organizational documents, nor any agreement, other than (prior to the time the Amendment, as defined below, is effective) the Credit Agreement dated July 19, 2001 (the "Credit Agreement") by and among IBC as Guarantor, Interstate Brands Corporation and Interstate Brands West Corporation as Borrowers, The Chase Manhattan Bank as Administrative Agent, and the other agents and lenders party thereto, or law applicable to IBC. No consents, approvals or filings, other than those already obtained and an amendment of the Credit Agreement (the "Amendment"), which Amendment shall be obtained by IBC on or before the Closing Date, are required for the purchase of the Purchased Shares as herein contemplated. IBC further represents and warrants to Nestle that IBC has cash available sufficient to enable it to finance and consummate the Purchase on the terms set forth herein.

      This Letter Agreement also constitutes the written request of Tower Holding with regard to the disposition by an underwritten public offering of Seven Million Five Hundred Thousand (7,500,000) shares of the Common Stock, $.01 par value, of IBC (the "Registered Shares") owned by Tower Holding, and the waiver by IBC of Nestle's obligation to first offer such Registered Shares to IBC, pursuant to that certain Shareholder Agreement, as amended and supplemented, by and among IBC and Nestle, dated July 22, 1995 (the "Shareholder Agreement"). Pursuant to Section 5.1 of the Shareholder Agreement, IBC will use its best efforts to prepare and file with the Securities and Exchange Commission, and to cause to be declared effective, in each case as expeditiously as possible, a registration statement through which an underwritten public offering of the Registered Shares may be made by Nestle; provided, however, that notwithstanding Section 5.1(e) of the Shareholder Agreement, the number of Registered Shares to be included in such underwritten public offering shall not be limited or reduced by such Section 5.1(e). IBC shall participate in and render assistance in the marketing of, and the "road show" with respect to, such underwritten public offering as may reasonably be requested by Nestle. Except as otherwise set forth herein, Nestle and IBC shall comply in all respects with the terms and conditions of the Shareholder Agreement regarding the registration and sale of the Registered Shares.

      Nestle and IBC agree that from time to time they shall promptly execute and deliver all further instruments and documents, and take all such further action, that may be necessary or appropriate, as reasonably requested by any party, to accomplish the purposes of this Letter Agreement. This Letter Agreement shall be governed by the laws of the State of Delaware.

Very truly yours,

INTERSTATE BAKERIES CORPORATION



       /s/ CHARLES A. SULLIVAN
------------------------------------------
By:    Charles A. Sullivan
Title: Chairman and Chief Executive Officer



Accepted and agreed as of April 1, 2002.


NESTLE PURINA PETCARE COMPANY


       /s/ KRISTIN ADRIAN
------------------------------------------
By:    Kristin Adrian
Title: Vice President and Secretary


TOWER HOLDING COMPANY, INC.


       /S/ KRISTIN ADRIAN
------------------------------------------
By:    Kristin Adrian
Title: Vice President and Assistant Secretary